Exhibit 10.14

***	INDICATES THAT TEXT HAS BEEN OMITTED WHICH IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. THIS TEXT HAS BEEN FILED SEPARATELY WITH THE SEC.

OEM PURCHASE AGREEMENT
BY AND BETWEEN
BIVIO NETWORKS, INC.
AND
SOURCEFIRE, INC.
     THIS OEM PURCHASE AGREEMENT is entered into by and between Bivio Networks, Inc., a Delaware corporation (“Supplier”), and Sourcefire, Inc., a Delaware corporation (together with its Affiliates, “OEM”), as of this 10th day of February, 2005 (the “Effective Date”). The parties hereby agree as follows:
1.	SCOPE OF AGREEMENT
1.1	General. This Agreement specifies the terms and conditions under which Supplier will sell, license, and support, and OEM will purchase, the Subject Products.

1.2	Eligible Purchasers. This Agreement enables OEM to purchase Subject Products from Supplier under the terms of this Agreement or any subsequent Product Addendum; provided, however, that Sourcefire, Inc. shall be liable for its Affiliates’ compliance with the terms of this Agreement, including the payment of all amounts due to Supplier hereunder. Unless a Product Addendum specifically refers to and amends a term of this Agreement, the terms and conditions of this Agreement will control and take precedence over any conflicting terms in such Product Addendum.

1.3	Term Of Agreement. This Agreement will commence as of the Effective Date and continue in effect for a three (3) year period (the “Initial Term”), unless terminated earlier under the terms of this Agreement. The term of this Agreement shall be automatically extended for successive two (2) year renewal terms unless either party, in its discretion, elects to terminate by giving notice in writing to the other party no less than six (6) months prior to the end of the Initial Term or the then current renewal term, in which case the Agreement shall terminate at the end of the then-current term. As used herein, “Term” shall mean the Initial Term and any applicable renewal term. References in this Agreement to “termination” include expiration of the Initial Term (or any renewal thereof), unless otherwise expressly stated.
2.	DEFINITIONS

The following capitalized terms will have these meanings throughout this Agreement.
2.1	“Affiliate” means an entity controlled by, controlling or under common control with a party to this Agreement, through ownership or control of more than 50% of the voting power of the shares or other means of ownership or control, provided that such control continues to exist.

2.2	“Agreement” means this OEM Purchase Agreement, including all Exhibits attached hereto and incorporated herein under Section 21.2 below.

2.3	“Delivery” means EXW Supplier’s or Supplier’s contract manufacturer’s location unless otherwise agreed by the parties in writing.

2.4	“Delivery Date” means the date specified in an Order for the receipt of Subject Products at the destination identified in the Order.

2.5	“Documentation” means the user and technical manuals and other documentation that is made available by Supplier in conjunction with the sale of Subject Products.

2.6	“Forecast” means a written estimate of the Subject Product demand of OEM over a *** period furnished to Supplier under Section 6.1 below.

2.7	“GA Date” means the date on which OEM will make the Subject Product generally available to its customers.

2.8	“Intellectual Property Rights” means all rights in patents, copyrights, moral rights, trade secrets, mask works, Marks and other similar rights recognized under any US or foreign law.

2.9	“Joint Product” means the hardware appliance to be sold by OEM to its customers that includes the Subject Product combined with the OEM Software.

2.10	“Lead Time” means the time between the date an Order is sent and the earliest possible Delivery Date.

2.11	“Marks” means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products. “Licensed Marks” means those Marks use of which is expressly licensed under this Agreement.

2.12	“Orders” means a written or electronic purchase order or release for purchase of the Subject Products in accordance with Section 6.2 or the Initial Purchase (as defined in Section 3.1).

2.13	“OEM Software” means the application software owned by or licensed to OEM to be distributed in combination with Subject Product.

2.14	“Parts” means the replacement parts, components, consumables, or other products that may be provided by Supplier to OEM.

2.15	“Product Addendum” means an addendum to this Agreement entered into between Supplier and OEM naming additional Subject Products and product specific requirements in addition to those requirements specified in this Agreement.

2.16	“SOW” means a statement of work executed by both OEM and Supplier pursuant to which the parties agree to undertake development efforts. The parties may enter into more than one SOW under this Agreement.

2.17	“Spares” shall have the meaning set forth in Exhibit A.

2.18	“Specifications” means the technical and functional requirements for the Subject Products as specified or referenced in Exhibit A-1 or as agreed to by the parties under a SOW (See Section 4).

2.19	“Subject Product” means the Supplier Hardware Platform incorporating Supplier Software.

2.20	“Supplier Hardware Platform” means a Supplier-designed hardware platform identified in Exhibit A.

2.21	“Supplier Software” means software in object code form owned by or licensed to Supplier and identified for distribution with a Subject Product.

2.22	“Support” means ongoing maintenance and technical support for the Subject Products provided by Supplier to OEM as more fully described in Exhibit C.

2.23	A “Unit” of Subject Products shall have the meaning set forth in Exhibit A.

2.24	“Versions” shall mean updated versions of the Subject Product which are made commercially available without charge by Supplier to its customers that are currently on maintenance and support. “Versions” do not include major enhancements, significant new functionality or any separately priced modules or features, as determined by Supplier.
3.	INITIAL PURCHASE OF SUBJECT PRODUCT; PREPAID DISCOUNT
3.1	Initial Purchase. Subject to the terms and conditions of this Agreement, OEM agrees, beginning on GA Date and ending six (6) months thereafter, to submit Orders to purchase, and Supplier agrees to sell to OEM, no less than *** worth of Units (the “Initial Purchase”) of Subject Product at the prices specified in Exhibit A.

3.2	One-Time Fee. OEM shall pay Supplier *** within thirty (30) days of the Effective Date. In consideration for this payment, Supplier will: (1) provide OEM with up to *** prior to the GA Date related to *** that are necessary for the GA Date to occur, and (2) agree to the covenants set forth in Section 8.8 of this Agreement.
4.	STATEMENTS OF WORK; HARDWARE AND SOFTWARE RELEASES.
4.1	Development Under a Statement of Work

4.1.1	General. The parties agree to use commercially reasonable efforts to undertake the technical integration and development efforts that are necessary for the GA Date to occur on or before July 1, 2005. OEM and Supplier may from time to time agree in writing to the terms of a SOW relating to the Joint Product. Each SOW shall include, but not be limited to: (a) a detailed description of the parties’ respective development responsibilities; (b) an estimated performance schedule including milestones, if applicable, and acceptance dates; (c) identification of OEM and Supplier contacts; and (d) a reference to this Agreement. A SOW may only be amended or modified by a written document signed by authorized representatives of each party. Except to the extent expressly agreed otherwise in writing, the terms of this Agreement shall apply with respect to performance under each SOW. Each party shall diligently perform the tasks assigned to it under each SOW by using all commercially reasonable efforts to meet the milestone schedule and dates set forth in the SOW.

4.1.2	Compensation. Each SOW shall specify any agreed compensation to be furnished in consideration for services rendered under such SOW, if any. Except as otherwise expressly set forth in the SOW or in this Agreement, each party shall be responsible to pay its own development costs and other costs and expenses incurred by it under this Agreement and each SOW. All travel expenses incurred by Supplier in relation to execution of SOW tasks will be billed by Supplier to OEM.

4.1.3	Payment Schedule. Except as otherwise set forth in the SOW, Supplier shall invoice OEM on a monthly basis for work done under a SOW at a rate of ***. Any such invoiced amounts will be due thirty (30) days after the date of the invoice.
4.2	Coordination and Qualification of Software and Hardware Releases
4.2.1	Supplier Software Releases. Supplier currently intends to make new Versions of Supplier Software available as part of its normal release cycle. Supplier will, in its sole discretion, collect, evaluate and prioritize all external and internal requests for each release. OEM may request new features, functionality, performance enhancements and hardware design changes at any time before or during the requirements definition phase of each release. Except to the extent agreed in any SOW, any OEM requests will be incorporated at the sole discretion of Supplier.

4.2.2	Supplier Hardware Platform Releases. Supplier currently intends to make new Versions of Supplier Hardware Platform available as part of its normal platform release cycle. Supplier will, in its sole discretion, collect, evaluate and prioritize all external and internal requests for each release. OEM may request new features, functionality, performance enhancements and hardware design changes at any time before or during the requirements definition phase of each release. Except to the extent agreed in any SOW any OEM requests will be incorporated at the sole discretion of Supplier.

4.2.3	Additional Version Bundling. OEM may from time to time select the new Versions of Subject Product and Supplier Software for bundling into a Joint Product for resale by OEM under this Agreement. OEM and Supplier shall cooperate in developing a SOW for their performance of tasks associated with such qualification and test.

4.2.4	Discontinuance of Versions or Models of Subject Products. This section 4.2.4 shall be effective only after the occurrence of the GA Date. If Supplier seeks to discontinue the supply of any version or model of Subject Product (“Discontinued Subject Product”), Supplier will give written notice to OEM no less than *** in advance of the last date of supply of the Discontinued Subject Product. Supplier shall also provide notice of any replacement Subject Product (“Replacement Subject Product”) that is materially equivalent to or better performing than the Discontinued Subject Product. OEM shall use commercially reasonable efforts to approve the Replacement Subject Product and shall within *** of receipt of written discontinuance notice confirm to Supplier in writing whether or not it approves of the Replacement Subject Product. Failure by OEM to provide such approval within *** shall be deemed as approval of the Replacement Subject Product. Supplier shall be entitled to rely on such approval and any failure by Supplier to supply the Discontinued Subject Product or versions of it after the earlier of (i) the date of the approval by OEM of Replacement Subject Product and (ii) the *** period following the notification of the discontinuance of the Discontinued Subject Product, shall not constitute a breach of this Agreement, including without limitation pursuant to Section 17. Additionally, OEM may, after receiving notice of Discontinued Subject Product request the Supplier to enter into a mutually agreed SOW for the purpose of developing a new Joint Product utilizing the Replacement Subject Product. Supplier agrees to negotiate with OEM in good faith to reach an acceptable SOW.

4.2.5	Certifications. Supplier agrees to have the Subject Product certified in compliance with the safety standards under UL 60950, CSA C22.2 No. 60950, EN/IEC60950 and electromagnetic compatibility under FCC Part 15 Class A Subpart B, EN 55024: 1998, EN 55022 (CISPS 22): 1998, and VCCI Class A ITE. Any additional certifications requested by OEM and reasonably acceptable to Supplier (including purchases of the Subject Product for certification purposes) will be paid for by OEM. Supplier shall upon OEM’s request furnish technical assistance and documentation regarding Subject Product and other reasonable assistance for securing any other permits, certifications and approvals from various government authorities to enable exportation and use of Subject Product worldwide in compliance with local laws and regulations and standard commercial practice for like product. Supplier shall also furnish reasonable assistance to OEM in securing for OEM to the extent practicable the benefit of such like permits, certifications and licenses as may be issued in the name of Supplier as applied to product purchased by OEM hereunder.
5.	INTELLECTUAL PROPERTY RIGHTS.
5.1	General Rule & Ownership. Except as may be expressly set forth in this Section 5 or under Section 13 (Marketing) no assignment, transfer or license of any Intellectual Property Rights of either party shall arise, whether by implication or otherwise, under this Agreement. Supplier acknowledges and agrees that OEM, and its licensors are, and shall remain, the owners of all right, title and interest in and to the OEM Software and all related documentation (including, without limitation, all modifications, enhancements, new versions and updates thereto), and all Intellectual Property Rights therein, and that Supplier shall not obtain or claim any ownership interest in the OEM Software or related documentation, or any portion thereof, or any Intellectual Property Rights therein.

OEM acknowledges and agrees that Supplier, and its licensors are, and shall remain, the owners of all right, title and interest in and to the Intellectual Property Rights that make up Supplier Hardware Platform and the Supplier Software and all related documentation (including, without limitation, all modifications, new versions, enhancements and updates thereto), and all Intellectual Property Rights therein, and that OEM shall not obtain or claim any ownership interest in the Supplier Hardware Platform’s underlying Intellectual Property Rights or the Supplier Software or related documentation, or any portion thereof, or any Intellectual Property Rights therein. Notwithstanding the foregoing, and subject to Supplier’s ownership of the underlying Intellectual Property Rights in the Supplier Hardware Platform and Supplier’s ownership rights in the Supplier Software that is combined with the Supplier Hardware Platform, OEM shall purchase and obtain exclusive title and ownership to each Supplier Hardware Platform purchased under this Agreement.

5.2	SOW Ownership Rights. Supplier shall retain ownership of any inventions, works of authorship or other work product, including all Intellectual Property Rights therein and thereto, made, created, or developed by the parties pursuant to a SOW, provided that the parties may by mutual agreement set forth in a SOW that OEM or both of the parties own a subset or all inventions or other work product developed pursuant to a SOW; provided, however, that OEM shall own all Intellectual Property Rights in any development, invention or software code that is created solely by OEM.

5.3	Supplier Licenses. Subject to the terms and conditions of this Agreement, Supplier hereby grants to OEM a limited, non-exclusive, non-transferable, nonsublicensable (other than to Subdistributors in accordance with this Section 5.3 or to OEM’s contract manufacturer), worldwide license to: (i) reproduce and use (and to have reproduced and used solely by OEM’s contract manufacturer) the Supplier Software solely for use in the development and support of the Joint

Products; and (ii) use, reproduce, distribute and support the Supplier Software in object code form as part of the Joint Products, and to directly sell the Joint Products to third party end users. OEM shall be entitled to distribute the Joint Products through subdistributors and other third party intermediaries (collectively “Subdistributors”); provided, that OEM shall require that each Subdistributor enter into a written agreement with OEM pursuant to which such Subdistributor will be required to perform in a manner that is not inconsistent with the terms and conditions of this Agreement and shall agree to require all end users to enter into a software license agreement or otherwise become party to a software license agreement in substantially the form attached hereto as Exhibit E. Any such agreement with a Subdistributor shall also require that all Subdistributors cease distribution of Joint Products upon termination of this Agreement or of OEM’s rights hereunder. Promptly upon becoming aware that a Subdistributor is in breach of any provision of its agreement with OEM that relates to the sale of Joint Products, OEM shall provide notice to the Subdistributor of the occurrence of such breach and allow the Subdistributor a reasonable period of time to cure such breach. If the Subdistributor does not cure such breach within the required time period, OEM shall terminate such agreement with the Subdistributor and the Subdistributor shall no longer be permitted to sell the Joint Products. OEM shall require all end users to use the Joint Product subject to a software license agreement in substantially the form of which is attached hereto as Exhibit E.

5.4	OEM Licenses. Subject to the terms and conditions of this Agreement, OEM hereby grants to Supplier a limited, non-exclusive, non-transferable, nonsublicensable (other than to Supplier’s contract manufacturer), worldwide license to (i) reproduce and use and compile (and to have reproduced, used and compiled) OEM Software in object code form solely for use in the development and support of the Joint Products.

5.5	Documentation Licenses. Subject to the terms and conditions of this Agreement, Supplier hereby grants to OEM a non-exclusive, non-transferable, worldwide license to reproduce and distribute the Documentation to end users of the Joint Products, excluding those portions of the Documentation which are identified by Supplier as being Supplier’s Confidential Information, solely in connection with the marketing, distribution, testing, sale, support or use of the Joint Product pursuant to the terms of this Agreement.

5.6	Representations and Warranties. Supplier and OEM each represent, warrant and agree for the benefit of the other that they have not made and shall not make any unauthorized disclosure to the other party of any third party confidential information in the course of performing under this Agreement (including any SOW) and to such party’s knowledge all deliverable documentation and software furnished or to be furnished under this Agreement may be licensed and used as licensed hereunder without infringement of any third party copyright.

5.7	Reserved Rights. No rights or licenses under Supplier’s or OEM’s Intellectual Property Rights not expressly granted under this Agreement shall arise by implication, estoppel, waiver or otherwise. Without limiting the foregoing, and except as provided pursuant to this Agreement, including Section 5.3 herein, and except as provided pursuant to any SOW, Supplier shall have no right or license to incorporate OEM Software in any Subject Product under this Agreement; and OEM shall have no right or license to reproduce, modify, translate or create any derivative work of all or any portion of the Subject Product or sell, rent, lease, provide, distribute or otherwise transfer all or any portion of the Subject Product, other than as part of the Joint Products pursuant to the terms of this Agreement Sourcand each applicable SOW.

5.8	e Code Escrow.
5.8.1	Establishment of Escrow. Within 30 days following the GA Date, Supplier shall deposit with Data Securities International, Inc. (“Escrow Agent”) the source code to the Supplier Software that is incorporated into the Joint Products (“Escrow Materials”) pursuant to the terms of an escrow agreement to be entered into among OEM, Supplier and the Escrow Agent. Supplier shall update the Escrow Materials within thirty (30) days after each major release of such Supplier Software; provided, however, upon the occurrence of a Release Event, Supplier shall immediately update the Escrow Materials with the most current version of such Supplier Software so that OEM receives, subject to the terms of Section 5.8, the then-most current version of the Escrow Materials. OEM shall bear the cost of establishing and maintaining the escrow account.

5.8.2	Release of Escrow Materials. In the event that (i) Supplier files for or becomes a party to any involuntary bankruptcy or receivership, and such proceeding is not dismissed within sixty (60) calendar days after filing; (ii) Supplier commences liquidation proceedings or generally ceases doing business, or (iii) Supplier fails to substantially perform Support Services (as described in Section 10 and Exhibit C) where such failure is uncured within thirty (30) calendar days after OEM provides Supplier with written notice of such failure, a “Release Event” shall be deemed to have occurred.

5.8.3	Release Procedure. Upon the occurrence and continuation of a Release Event, OEM will notify the Escrow Agent. The Escrow Materials will be released for use by OEM, subject to the terms and conditions hereof, only after notice of such Release Event from the Escrow Agent to Supplier and Supplier’s failure to declare in writing to the Escrow Agent within ten (10) calendar days that no Release Event has occurred. If Supplier makes such written declaration, then the issue of whether a Release Event has occurred and is continuing shall be submitted to arbitration in Santa Clara County, California, under the Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the parties. Each party shall bear the costs of its own attorneys’ fees in connection with such arbitration.

5.8.4	License. Subject to the terms and conditions of this Agreement, Supplier hereby grants OEM a nonexclusive, non-transferable right and license to use, modify, and reproduce the Escrow Materials solely in connection with OEM’s maintenance and support of the Joint Products, which right and license OEM may exercise at any time after the occurrence and during the continuation of a Release Event. Upon the cessation of any Release Event, all licenses granted pursuant to this Section 5.8.4 shall terminate, unless and until triggered again pursuant to this Section 5.8, and OEM shall promptly return all copies of the Escrow Materials, or any portion thereof, to Supplier, at OEM’s sole expense.
6.	ORDER AND SHIPMENT OF SUBJECT PRODUCTS
6.1	Minimum Requirements and Forecasts. Except for the Initial Purchase requirement set forth in Section 3.1, OEM shall have no obligation to order any specified number of Subject Products or to otherwise sell any Joint Products or guarantee any minimum amount of Orders. OEM agrees to provide Supplier with rolling monthly quantity forecasts of Subject Product by part number for a minimum period of *** from the date of the forecast report. Any quantities listed in any forecast are for the parties planning purposes only and do not constitute a commitment by either OEM or Supplier.

6.2	Orders. Each delivery of Subject Products will be initiated by an Order issued to Supplier by OEM. Each Order will include: (i) Supplier Part Number (ii) Unit quantity; (iii) Unit price; (iv) shipping destination; (v) requested Delivery Date; and (vi) other instructions or requirements pertinent to the Order. Orders shall only be for Subject Products. OEM shall be responsible for installing any OEM Software on each Subject Product delivered, pursuant to the terms of this Agreement. An Order will be deemed to have been placed as of the date of receipt of the Order by Supplier. Supplier will accept or reject Orders, electronically or through facsimile, within five (5) business days after receipt of such Order. Supplier will use commercially reasonable efforts to accept Orders which conform with this Agreement.

6.3	No Additional Terms. The terms and conditions of this Agreement shall exclusively govern the purchase and supply of products hereunder and shall override any conflicting, amending and/or additional terms contained in any Order or other purchasing document submitted by OEM.

6.4	Lead Times. The Lead Time for each Subject Product is set forth in Exhibit B. Supplier shall use commercially reasonable efforts to minimize Lead Times.

6.5	Order Cancellations and Postponement

6.5.1	OEM may cancel any Order in whole or in part by giving written notice to Supplier on or before the date that is *** prior to the original Delivery Date. OEM may also cancel up to *** of any Order with no charge, obligation, or liability by giving written notice to Supplier before the date that is *** days prior to the original Delivery Date. Within ***, orders are binding and noncancelable.

6.5.2	If OEM cancels an Order prior to shipment but other than as authorized under Section 6.5.1, then, in addition to any other rights and remedies under law or equity, Supplier, at its discretion, can either (i) invoice OEM for the full amount of the Order cancelled, or (ii) be reimbursed by OEM for actual costs reasonably incurred by Supplier as a direct result of such cancellation that are not recoverable by the shipment of the affected Subject Products or their raw materials to other purchasers within a reasonable period of time.

6.5.3	OEM may at any time prior to shipment postpone Delivery Date of Units for up to *** from the original Delivery Date.
6.6	Shipment Requirements. All Orders are required to be shipped complete. Supplier will give OEM prompt notice if it knows that it cannot meet a Delivery Date or that only a portion of the Subject Products will be available for shipment to meet a Delivery Date. For partial shipments, Supplier will ship the available Subject Products unless directed by OEM to reschedule shipment. If Supplier ships any Subject Product by a method other than as specified in the corresponding Order, Supplier will pay any resulting increase in the cost of freight. If OEM designates a drop shipment location outside the country in which the Order is placed, OEM agrees to pay any additional costs associated with the shipment.

6.7	Title and Risk of Loss. All shipments will be EXW Supplier’s or its contract manufacturer’s facility. Risk of loss and damage shall be borne by OEM upon delivery of the product to a common carrier at such facility.

6.8	Shipping Documentation. Each delivery of Subject Products to OEM will include:
6.8.1	A packing list that contains at least:
a.	The Purchase Order number and the Subject Product Supplier part number;

b.	The quantity of Subject Products shipped; and

c.	The date of shipment.
6.8.2	For international shipments, a commercial invoice as required by local customs authorities (otherwise, SLI or like shipping documentation) that includes, without limitation, for each Subject Product line item, the country of origin, HTS Code and ECCN Code.

6.9	Packaging. Supplier will preserve, package, handle, and pack all Subject Products so as to protect the Subject Products from loss or damage, in conformance with good commercial practice, the Specifications, and government regulations.
7.	PRICES AND PAYMENT TERMS
7.1	Subject Product Prices. Supplier’s prices for the Subject Products during the Initial Term of this Agreement are listed in Exhibit A, in U.S. currency. Volume purchase discounts as set forth in Exhibit A-2 will apply during the Term of this Agreement. The prices for Parts will be Supplier’s published prices, unless the parties agree to a price schedule for Parts. Prices for Replacement Subject Products, other products purchased pursuant to a SOW or for Subject Products purchased during any renewal term shall be agreed to in writing by Supplier and OEM.

7.2	Changed Prices. If during the Term changed prices or price formulas are put in effect by mutual agreement of OEM and Supplier, or reduced prices or price formulas are otherwise put in effect by Supplier under this Agreement, such prices or price formulas (if resulting in lower prices than the then-current price) will apply to all Orders issued by OEM for Delivery after the effective date of the changes to such prices or price formulas.

7.3	Payment Procedure. Except as otherwise provided in this Agreement, payment terms shall be net due thirty (30) days after the Delivery Date or date of invoice, whichever is later. Except as otherwise provided in this Agreement, associated freight expenses, insurance and duties from Supplier’s or Supplier’s contract manufacturer’s facility will be paid by OEM and are not incorporated in the Price. All payments due hereunder to Supplier shall be paid to Supplier in United States dollars in the United States.

7.4	Sales Taxes and Duties. Prices are exclusive of all sales taxes or duties arising from the shipment of the Subject Products to OEM that Supplier may be required to collect or pay upon shipment of the Subject Products. Any such taxes or duties will appear as a separate item on Supplier’s invoice for the Subject Products. OEM agrees to pay such taxes or duties (other than taxes based on Supplier’s income and profits or any other corporate or franchise taxes) unless OEM is exempt from such taxes or duties and provides Supplier with an appropriate exemption resale certificate.

7.5	***
8.	WARRANTIES
8.1	Product Warranties. Supplier warrants for the period specified in Section 8.3 that Subject Products will:

a.	Be manufactured, processed, and assembled in compliance with all United States federal, state, and local laws, rules, and regulations applicable to its performance of the Subject Products.

b.	Conform in all material respects to the Specifications and have all requisite certifications and approvals as listed in Section 4.2.5.

c.	Be new, except as otherwise provided in this Agreement or agreed to by the parties.

d.	Be free from material defects in materials and workmanship.

e.	Be free and clear of all liens, encumbrances, restrictions, and other claims against title or ownership at the time of delivery.
OEM shall be solely responsible for the selection, use, efficiency and suitability of the Subject Products. The warranties set forth above in this Section 8.1 shall not apply to any Subject Products that:
(i)	have been used in a manner not in accordance with the Specifications;

(ii)	have been subject to the opening of any sealed components without Supplier’s prior written approval except as otherwise contemplated by the SOW;

(iii)	have had changes made by OEM or OEM’s agents to the physical, mechanical, electrical, software or interconnection components of the Subject Products supplied by Supplier without written authorization of Supplier to do so or as contemplated by this Agreement or any SOW. Private labeling or re-labeling, modifying the markings as long it is done in a proper way shall not be deemed as a modification of the Subject Products which may waive or limit the warranties;

(iv)	have been improperly installed or tested, integrated or combined with other products other than with the products contemplated by this Agreement or any SOW (when such integration or combination causes the defect in the Subject Products);

(v)	have been repaired or altered by anyone not under the control of, or not having the written authorization of Supplier to do such repair or alteration, with the exception of repairs by OEM in accordance with instructions supplied by Supplier;

(vi)	have been subjected to unusual physical or electrical stress, or forces beyond normal use within the specified operational and environmental parameters set forth in the applicable Specification;

(vii)	have been subjected to improper storage, accident, neglect, misuse or abuse (including defects caused by shipping) by a party other than Supplier; or

(viii)	there is a failure to perform operator handling and scheduled maintenance instructions supplied by Supplier.
8.2	Other Warranties. Supplier represents and warrants to OEM that it has all necessary rights, power, and authority to (i) enter into this Agreement, (ii) consummate the transactions contemplated hereunder, and (iii) grant the licenses that are granted to OEM hereunder.

8.3	Survival of Warranties. All warranties specified above in Section 8.1 will survive any inspection, delivery, acceptance, payment or resale by OEM and be in effect for *** following the date of shipment of the Subject Product from Supplier.

8.4	Repairs And Replacement. OEM may return defective Subject Products under warranty to Supplier for repair or replacement as specified in this Section 8.4. OEM will, at its cost, ship defective Subject Products under warranty to Supplier for such warranty repair by Supplier. Supplier shall, at its cost, return repaired or replacement Subject Products, which may include at Supplier’s discretion refurbished Subject Products, to OEM.

8.5	Representations and Warranties of OEM.
8.5.1	Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act, OEM represents and warrants that it shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any foreign government or inducing such a person to use his influence to affect any such governmental act or decision in order to assist Supplier in obtaining, retaining or directing any such business.

8.5.2	Export Control. Provided that Supplier provides OEM all required information reasonably requested by OEM regarding the Subject Products, OEM shall comply with all applicable export control, import control and trade embargo laws, rules and regulations, whether foreign or domestic with respect to the distribution of the Joint Products.

8.5.3	Other Warranties. OEM represents and warrants to Supplier that it has all necessary rights, power, and authority to (i) enter into this Agreement, (ii) consummate the transactions contemplated hereunder, and (iii) grant the licenses that are granted to Supplier hereunder.
8.6	DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SUPPLIER AND OEM MAKE NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR

OTHERWISE, REGARDING ANY SUBJECT PRODUCTS OR OTHER PRODUCTS FURNISHED OR SOLD UNDER THIS AGREEMENT OR OTHERWISE. FURTHER, SUPPLIER AND OEM EACH EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

8.7	OEM Covenants. OEM agrees to keep Supplier informed as to any problems encountered with any Subject Product or Supplier Software and any resolutions arrived at for those problems, and to communicate promptly to Supplier any and all modifications, design changes or improvements of the Subject Products or Supplier Software suggested by any customer, employee or agent. OEM further agrees, subject to OEM’s Intellectual Property Rights in the OEM Software, that (i) Supplier shall have and is hereby assigned any and all right, title and interest in and to any such suggested modifications, design changes or improvements of the Subject Products or Supplier Software without the payment of any additional consideration therefore either to OEM or its employees, agents or customers and (ii) it will fully cooperate, at Supplier’s expense, with Supplier in this regard. OEM shall also promptly notify Supplier of any infringement of any trademarks or other proprietary rights relating to the Subject Products or Supplier Software to which OEM becomes aware.

8.8	Supplier Covenants. ***

Supplier agrees to keep OEM informed periodically as to problems encountered with the Subject Product or Supplier Software and resolutions arrived at for those problems, and to communicate periodically to OEM modifications, design changes or improvements of the Subject Products or Supplier Software that are applicable to the Joint Products that are suggested by customers, employees or agents; provided, however, that OEM acknowledges that Supplier may not be able to communicate to OEM information that is confidential to parties outside this Agreement.

***
9.	SAFETY STANDARD CHANGES
9.1	Safety Standard Changes. Supplier will give notice to OEM if any upgrade, substitution, or other change to a Subject Product is required to make that product meet applicable safety standards or other governmental statutes, rules, orders, or regulations and make the changes required as quickly as practicable. All affected Subject Products already purchased by OEM may either be returned to Supplier for upgrade to current revisions or upgraded by Supplier or OEM in the field. If a Subject Product meets applicable safety standards and other governmental requirements at the time of manufacture, OEM and Supplier will allocate the costs of any subsequent upgrade, substitution, or other required change required in an equitable manner based on good faith discussions between the parties.

10.	SUPPORT SERVICES
10.1	General. Supplier will provide OEM with Support for the Subject Products as specified and in consideration for the support fees in the support terms attached as Exhibit C.

10.2	Unit Support Purchase Requirement. OEM will purchase Support for all purchased Units according to pricing specified in Exhibit C.

10.3	Spare Parts. OEM shall have the option to maintain a local in-country Spares inventory for same day and & next day support of OEM’s customers. Such inventory can be purchased by OEM from Supplier as part of the regular ordering process as specified in Section 6.

10.4	Supplier support obligations for the Subject Product purchased under this Agreement shall survive termination or expiration of this Agreement to cover support of Subject Product delivered under Orders placed prior to termination or expiration of the Agreement for so long as OEM pays the support fees set forth in Exhibit C attached hereto and provided that such support obligations shall continue for a period not to exceed *** after termination or expiration of the Agreement.
11.	OBSOLESCENCE AND END OF LIFE — SUPPORT OBLIGATION
11.1	By Supplier. If Supplier discontinues the supply of any Subject Product (a “Discontinued Product”) per Section 4.2.4, Supplier will provide OEM with support on the Discontinued Product for a period of not less than *** from the last date of shipment of the Discontinued Product subject to OEM’s payment of the support fees set forth on Exhibit C.
12.	TRAINING
12.1	Technical Training. OEM shall have no less than two (2) engineers certified under Supplier’s System Technical Training Program (“Training Program”). Training Program shall be conducted either at a Supplier Training Site or on OEM premises. Cost for Supplier’s Training Program shall be conducted at no charge to OEM for the first two (2) engineers. Additional engineers shall be trained at a cost of *** per student. In the event that OEM elects to have the Training Program conducted on OEM premises, OEM will cover Supplier travel expenses. OEM is to issue a purchase order in advance for all training classes.

12.2	Training Material Localization and Translations. Supplier will provide all training classes, methods and materials (“Training Material”) in English. OEM may, at no charge, localize and translate Supplier Training Material. OEM will bear sole responsibility for all costs associated with such translations and localizations. OEM shall provide Supplier with one (1) copy of all such translations and localization in electronic form and Supplier shall have the unlimited, perpetual right to use, reproduce, modify, distribute, display and perform such translations and localizations.
13.	MARKETING
13.1	Marketing Efforts. OEM shall use commercially reasonable efforts to market and promote sales of Joint Products. If Supplier receives any inquiries from third parties desiring to purchase the Joint Products, Supplier shall promptly refer all such inquiries to OEM.

13.2	End User License. All software (including firmware) included with Subject Products is licensed and not sold. OEM shall require all end users of the Joint Products to execute or otherwise become a party to the software license agreement in substantially the form of which is attached hereto as Exhibit E, in accordance with Section 5.3. Supplier reserves the right to audit OEM to determine its compliance with this provision.

13.3	Limited Right to Use Marks. OEM may use the name of Supplier and the name of the Subject Products in advertising and marketing the Joint Products, subject to Supplier’s prior approval of such marketing materials, such approval not to be unreasonably withheld, conditioned or delayed. Except as otherwise specified in this Section 13.3, nothing in this Agreement shall be construed to grant OEM any rights in Supplier’s Marks.

13.4	Private Labeling. Supplier acknowledges and agrees that OEM will private label all Subject Products with OEM’s name and logos so that the name and logos of Supplier will not appear on any Joint Products. In accordance with OEM’s instructions, Supplier will ensure that the Subject Products delivered to OEM contain the OEM Marks, serial number format, and packaging specified by OEM and conforming to OEM specifications for external appearance (which will not require any material change in form or dimensions of the Subject Products or require commercially unreasonable actions). Supplier will have no other right or license in any OEM Marks or to sell or distribute any Joint Products.

13.5	Press Release and Co-Marketing. Within thirty (30) days of the execution of this Agreement, or as otherwise agreed upon in writing by the parties, OEM and Supplier will issue a joint press release regarding this Agreement. The parties will further discuss the marketing and promotion of the Joint Products, including other joint press releases and white papers and other collateral. In addition, within thirty (30) days after the GA Date of a Joint Product, or as otherwise agreed upon in writing by the parties, OEM and Supplier will issue a joint press release regarding the Joint Product. Nothing in this agreement shall be construed to prohibit OEM or Supplier from accurately attributing Supplier with design and manufacture of the platform of the Joint Product. Except for such routine attribution by OEM, all other promotional activity of either party in which the name or mark of the other party is included shall be subject to prior review and written approval of such other party, such approval not to be unreasonably withheld or delayed. Except as set forth in this Section 13.5, neither party shall issue any press release regarding this Agreement without the prior written consent of the other party.
14.	INFRINGEMENT PROTECTION
14.1	Supplier’s Duty to Defend. Except as provided in Section 14.3 below, Supplier will defend OEM and its officers and directors from any claim that the making, having made, use, import or sale of any Licensed Mark, Subject Product, or the reproduction, display, performance, or distribution of any Licensed Mark, Subject Product, Supplier Software or Documentation, under this Agreement infringes any third party copyright, trademark or trade secret or other Intellectual Property Right; and Supplier shall pay all costs, fees and expenses (including reasonable attorneys’ fees) incurred by OEM in any such claim and monetary damages that are awarded by a court of competent jurisdiction against OEM as a result of such claim.

14.2	OEM’s Duty to Notify. OEM will give Supplier: (a) prompt written notice of any such claim or action, (b) sole control of such claim or action and (c) all reasonable assistance necessary to defend and settle the claim. Supplier shall not be responsible for any settlement by OEM with respect to such claims that was not approved in writing by Supplier (such approval not to be unreasonably delayed or denied).

14.3	Exceptions. Supplier’s defense and indemnification duty shall not apply to third party infringement claims to the extent based on infringement directly attributable to (such that the infringement would not have arisen but for):
a.	Modification or alteration of any Subject Product (including any software therein) other than as contemplated in the Specifications or any SOW;

b.	Incorporation or use of OEM Software in the Joint Product;

c.	Use of the Subject Product in combination with equipment, devices or software not delivered by Supplier other than as contemplated in the Specifications or any SOW; or

d.	Use of the Subject Product in a manner inconsistent with the Specifications.
14.4	Additional Remedies For Infringing Subject Products. If the use or combination of any Subject Product provided under the terms of this Agreement is enjoined or may be likely to be enjoined (the “Infringing Product”), Supplier may, at its expense, either:
a.	Procure for OEM and its customers the right to continue using or combining the Infringing Product;

b.	Replace the Infringing Product with a non-infringing product of equivalent function and performance;

c.	Modify the Infringing Product to be non-infringing, without detracting from function or performance; or

d.	If (a)-(c) are not reasonably possible, require the return of the Infringing Product and refund the purchase price of such Infringing Product to OEM.
Any right exercised by Supplier under this Section 14.4 shall not relieve Supplier of its indemnification obligation pursuant to Section 14.1.
15.	COUNTRY OF MANUFACTURE
15.1	Country of Origin Marking. OEM shall be responsible for communicating to Supplier, any and all “country of origin” markings that are required or useful for the Subject Product, and Supplier will mark each Subject Product, or the container if there is no room on the Subject Product, with such country of origin information provided by OEM. OEM shall be responsible for all costs associated with any “country of origin” markings.
16.	FORCE MAJEURE EVENTS
16.1	Delaying Causes. Supplier will not be liable for any delay in performance under this Agreement caused by any “act of God” or other cause beyond the control of Supplier (a “delaying cause”). Supplier will give OEM prompt notice of any delaying cause and its best estimate of the expected duration of such cause. In the event of a delaying cause reasonably expected to last for more than two (2) months, OEM may terminate this Agreement.
17.	TERMINATION
17.1	Termination for Breach. If either party is in breach of any material provision of this Agreement or any SOW, the non-breaching party may, by notice to the breaching party, terminate this Agreement and any outstanding SOWs and Orders, unless the breaching party cures the breach within thirty (30) days after receipt of notice thereof from the other party; provided that in the case of nonpayment by OEM, after the first such nonpayment breach, and delivery of notice by Supplier of such breach, any subsequent breach by OEM of the payment obligations under this Agreement must be cured within ten days.

17.2	Termination by OEM. OEM shall have the right to immediately terminate this Agreement in the event that the GA Date has not occurred by October 1, 2005 due to Supplier’s failure to use commercially reasonable efforts to perform the technical integration and development efforts to be performed by Supplier prior the GA Date pursuant to the terms of this Agreement.

17.3	Termination by Supplier. Supplier shall have the right to immediately terminate this Agreement in the event that the GA Date has not occurred by October 1, 2005 due to OEM’s failure to use commercially reasonable efforts to perform the technical integration and development efforts to be performed by OEM prior to the GA Date pursuant to the terms of this Agreement. The parties acknowledge that OEM’s failure to perform the development efforts for the GA Date to occur by October 1, 2005 will result in Supplier facing substantial damage that will be difficult to measure and therefore, liquidated damages in the amount of *** will accrue to Supplier and if accrued, such sum will be due and payable on November 1, 2005.

17.4	Insolvency. In addition, either party may terminate this Agreement upon written notice to the other party if the other party:
a.	is the subject of any proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against such party (provided that an involuntary proceeding shall only be deemed a breach if it is not stayed within sixty (60) days following commencement thereof); or

b.	has appointed, with or without such party’s consent, a receiver or an assignee for the benefit of creditors.
17.5	Consequences. In the event of a termination of this Agreement for any reason and notwithstanding any other terms set forth in this Agreement, any Orders placed by OEM prior to the termination date and accepted by Supplier as set forth in Section 6.2 that are not shipped by Supplier within fifteen (15) days of the Delivery Date specified in the corresponding Order shall be deemed automatically cancelled and all amounts owed to Supplier under such Order(s) (including, without limitation, the Initial Purchase) shall no longer be due and all amounts paid to Supplier for such unfulfilled Orders (including, without limitation, the Initial Purchase or any portion thereof) shall be refunded to OEM.
18.	CONFIDENTIAL INFORMATION
18.1	Confidential Information. During the Term, a party (the “Recipient”) may receive or have access to certain confidential or other proprietary information (“Confidential Information”) of the other party (the “Discloser”), that is not generally known to the public, whether of a technical, business, or other nature (including, without limitation, trade secrets, know-how, schematics, layouts, design details, bills of material, source code and other information relating to the technology, products, product strategy or roadmap, customers, business plans, promotional and marketing activities, finances, production schedules, purchases, shipments, and other business affairs of Discloser) that is disclosed by Discloser or that is otherwise learned by Recipient in the course of its discussions and business dealings with, or its physical or electronic access to the premises of, Discloser or its affiliates and that has been identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure or receipt, ought to be treated as proprietary and confidential. Confidential Information also includes all information concerning the existence and progress of the production plans, dealings, business, sales and other transactions between the parties and the identity of Discloser’s vendors, customers, and strategic partners regardless of whether any such information is marked or otherwise identified in writing as confidential.

18.2	Exclusions. The term “Confidential Information” shall not include information that (a) was publicly available at the time of disclosure; (b) became publicly available after disclosure without breach of this Agreement by the Recipient; (c) was in the Recipient’s possession prior to disclosure, as evidenced by the Recipient’s written records, and was not the subject of an earlier confidential relationship with Discloser; (d) was rightfully acquired by the Recipient after disclosure by the Discloser from a third party who was lawfully in possession of the information and was under no obligation to maintain its confidentiality; or (e) is independently developed by the Recipient’s employees or agents who have not had access to the Confidential Information.

18.3	Use and Ownership of Confidential Information. Recipient shall not disclose the Confidential Information to anyone without the specific prior written consent of Discloser. In addition, Discloser shall not use the Confidential Information for any purpose other than as specified in this Agreement, and Recipient shall not allow or permit others to use the Confidential Information for any purpose. Recipient shall take all reasonable measures to avoid and prevent the disclosure, dissemination, or unauthorized use of the Confidential Information, including at a minimum those measures Recipient takes to protect its own confidential information.

18.4	Return of Confidential Information. Upon Discloser’s written request, Recipient shall return or destroy (or, in the case of electronic embodiments, permanently erase) all tangible material embodying the Confidential Information (in all forms and including, without limitation, all documents, samples, summaries, copies, and excerpts of the Confidential Information) in its possession or under its control. Recipient shall retain no copies of any such materials, and Recipient shall certify in writing to Discloser that such destruction or return has been accomplished.

18.5	Injunctive Relief. Each Party acknowledges that disclosure or use of the Confidential Information in violation of this Agreement could cause irreparable injury to the other party for which monetary damages may be difficult to ascertain or which could be an inadequate remedy. Each party therefore agrees that Discloser shall have the right, in addition to its other rights and remedies (including, without limitation, the right to recover damages incurred by reason of any breach by Recipient), to seek injunctive relief for any violation of this Agreement without posting bond, or by posting bond at the lowest amount required.

19.	LIMITATION OF LIABILITY
IN NO EVENT SHALL EITHER PARTY BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION LOST PROFITS OR DAMAGES RESULTING FROM, OR ARISING OUT OF, ANY PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR LOSS OF USE OR LOST OR CORRUPTED DATA OR SOFTWARE, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY AND EVEN IF SUCH PARTY HAS BEEN ADVISED, KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF; PROVIDED THAT THE PRECEDING LIMITATION SHALL NOT APPLY FOR BREACH OF SECTION 18 (CONFIDENTIAL INFORMATION) OR MISUSE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS FOR WHICH EACH PARTY’S LIABILITY FOR INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES, IF ANY, SHALL BE LIMITED TO ***. EXCEPT FOR BREACH OF SECTION 18 (CONFIDENTIAL INFORMATION) OR MISUSE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, EACH PARTY’S TOTAL LIABILITY FOR DIRECT DAMAGES ARISING OUT OF OR UNDER THIS AGREEMENT OR FOR BREACH OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY OR ANY OTHER LEGAL THEORY, SHALL NOT EXCEED THE AMOUNTS PAID TO SUPPLIER HEREUNDER FOR THE APPLICABLE PRODUCT. THE LIMITATIONS SET FORTH HEREIN SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
20.	EFFECT OF TERMINATION
20.1	Effect of Termination. All rights and licenses under this Agreement shall terminate upon the termination or expiration of this Agreement, provided, however that the provisions of Section 2 (Definitions), Sections 5.1 (General Rule & Ownership), 5.2 (SOW Ownership Rights), 5.6(Reserved Rights), 10 (Support Services), 14 (Infringement Protection), 18 (Confidential Information), 19 (Limitation of Liability), 20 (Effect of Termination), and 21 (Miscellaneous) and the payment obligations of OEM under this Agreement (including obligations to pay liquidated damages under Section 17.3 ) will each survive termination or expiration of this Agreement in accordance with their terms; provided further that Section 5.8 (Source Code Escrow) will survive termination or expiration of this Agreement for so long as the Supplier support obligations of this Agreement survive termination or expiration of this Agreement pursuant to Section 10.4 of this Agreement; provided further, however, that end-user licenses granted to customers in accordance with this Agreement will remain in effect in accordance with their terms.

21.	MISCELLANEOUS
21.1	Notices. All notices to be given under this Agreement must be in writing addressed to the receiving party’s designated recipient specified in Exhibit D Notices are validly given upon the earlier of confirmed receipt by the receiving party or three days (seven days for international notices) after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party. Notices may also be delivered by telefax and will be validly given upon oral or written confirmation of receipt. Either party may change its address for purposes of notice by giving notice to the other party in accordance with these provisions.

21.2	Exhibits. The following Exhibits are attached to this Agreement and are deemed a part hereof and incorporated in this Agreement by reference:
Exhibit A       (Pricing)
Exhibit A-1    (Specifications)
Exhibit A-2    (Volume Discount Schedule)
Exhibit A-3    ***
Exhibit B        (Lead Times)
Exhibit C        (Support Services)
Exhibit D        (Designated Recipients)
Exhibit E        (End-User License Agreement)
21.3	Independent Contractors. The relationship of the parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venturer of or with the other.

21.4	Assignment. Neither party may assign or transfer, whether voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement without the prior written consent of the other party. Any purported transfer, assignment or delegation without such prior written consent will be null and void and of no force or effect. Notwithstanding the foregoing, each party shall have the right to assign this Agreement to any successor to substantially all of its business or assets, whether by merger, sale of assets, sale of stock, reorganization or otherwise, provided that such assignee assumes all obligations hereunder. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

21.5	No Waiver. The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

21.6	Reference To Days. All references in this Agreement to “days” will, unless otherwise specified in this Agreement, mean calendar days.

21.7	Headings. The Section headings used in this Agreement are for convenience of reference only. They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

21.8	Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly effects the parties’ original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

21.9	Entire Agreement; Amendments; Counterparts. This Agreement, all Exhibits and all duly executed SOWs comprise the entire understanding between the parties with respect to its subject matters and supersedes any previous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both parties. No modification of this Agreement will be binding on either party unless in writing and signed by an authorized representative of each party. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. In the event of any conflict between this Agreement and an SOW, this Agreement shall control unless such SOW expressly identifies such conflict.

21.10	Governing Law; Venue. This Agreement will be governed in all respects by the laws of the State of New York, without reference to any choice of laws provisions. The parties expressly agree that the U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

21.11	Basis of Bargain. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL, BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

21.12	Arbitration. Any disputes arising under this Agreement shall be submitted to arbitration in accordance with such rules as the parties agree. If the parties are unable to agree on arbitration procedures, arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any such award shall be final and binding upon both parties. Any arbitration shall take place in Santa Clara County, California. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief for any disputes arising under this Agreement.
oooOooo

APPROVED AND AGREED TO:

“OEM”	“SUPPLIER”

SOURCEFIRE, INC.	BIVIO NETWORKS, INC.

By: /s/ E. Wayne Jackson	By: /s/ Elan Amir

Name: E. Wayne Jackson	Name: Elan Amir

Title: Chief Executive Officer	Title: Chief Executive Officer

EXHIBIT A
Subject Product; Unit Definition; Pricing
     The Supplier Hardware Platform is detailed in the table below. Supplier Software (B2000P Platform Software Bundle) is a no-charge mandatory option to enable functionality of the Supplier Hardware Platform. A “Unit” is defined as either one (1) of SF-1-B2000P-1APC, SF-1-B2000P-ST-2APC or SF-1-B2000P-1NPC

Part Number	Description		Price
System Hardware
SF-1-B2000P-1APC	Bivio 2000P System Hardware with one NPC and one APC: •		***

	•	Includes 1 Chassis, dual AC power supplies, NPC, APC, 36GB SCSI hard drive

	•	Bivio 2000 Network Processor Card (NPC) with Network Processor, Control CPU and two Application CPUs

	•	Bivio 2000 Application Processor Card (APC) with four Application CPUs

	•	1 GB of memory per CPU

	•	Bivio 2000 Network Interface Module(s) not included

SF-1-B2000P-ST-2APC	Bivio 2000P Stacking Unit with two APCs:		***

	•	Includes 1 Chassis, dual AC power supplies, 2APCs

	•	Each Bivio 2000 Application Processor Card (APC) with four Application CPUs

	•	1 GB of memory per CPU

	•	Includes stacking cable for system scaling

SF-1-B2000P-1NPC	Bivio 2000P System Hardware with one NPC		***

	•	Includes 1 Chassis, dual AC power supplies, NPC, 36GB SCSI hard drive

	•	Bivio 2000 Network Processor Card (NPC) with Network Processor, Control CPU and two Application CPUs

	•	1 GB of memory per CPU Bivio 2000 Network Interface Module(s) not included

B2000-STKCAB	Stacking cable for HA configuration and system scaling		***

Network Interfaces

B2000P-NIM-4GE(CU)	4-port 10/100/1000 Network Interface Module for Bivio 2000		***

	•	4-port GE NIM with 10/100/1000 copper interfaces with optional fiber SFP interface on 1 port (fiber SFP SX multimode module not included)

B2000P-NIM-4GE(FI)	4-port Fiber Network Interface Module for Bivio 2000		***

	•	4-port GE NIM with 4 fiber SFP interfaces (fiber SFP SX multimode module not included)

B2000P-NIM-4GE(CU)-BY	4-port 10/100/1000 Network Interface Module for Bivio 2000 with hardware bypass		***

Part Number	Description		Price
	•	4-port GE NIM with 10/100/1000 copper interfaces with hardware bypass

Hardware Upgrades

U-HD-SCSI-36G	Factory-installed second hard drive SCSI 36 GB		***

	•	Includes RAID-1 support

SFP-SR	Small Form Factor SX Multimode Fiber Module (850nm SR laser, 3.3V)		***

	•	For Fiber GE NIMs and optional fiber interface on 4-port copper GE NIM
The following spare parts for Subject Product are available:

Part Number	Description	Price
Spares List

SP2000-NPC-1G	Bivio 2000 Network Processor Card (NPC) with 1 GB of CPU memory per CPU	***

SP2000-APC-1G	Bivio 2000 Application Processor Card (APC) with 1GB of CPU memory for each CPU (4 CPUs)	***

SP2000-HD-SCSI-36G	Hard drive SCSI 36 GB	***

SP2000-PS-AC	Single Bivio 2000 AC Power Supply	***

SP2000-CHASSIS	Bivio 2000 Chassis (incl. dual AC P/S, fan tray)	***

SP2000-NIM-4GE(CU)-BY	4-port GE NIM with 10/100/1000 copper interfaces with hardware bypass	***

SP2000-NIM-4GE(CU)	4-port 10/100/1000 Network Interface Module with optional fiber SFP interface on 1 port (fiber SFP module not included)	***

SP2000-NIM-4GE(FI)	4-port fiber GE Network Interface Module (fiber SFP module not included)	***

SP2000-FAN-TRAY	Fan Tray for Bivio 2000	***

SP2000-STKCAB	Stack Cable for HA configuration and system scaling	***

SP2000-MEM-1G	Single 1 GB memory module for one CPU	***

SPARE-SFP-SR	Small Form Factor SX Multimode Fiber Module (850nm SR laser, 3.3V)	***

EXHIBIT A-1
Specifications
System Performance
•	Max. of 4 Gb/s packet processing
Advanced System Features
•	Gateway routed mode

•	Transparent inline mode

•	Passive sniffing mode

•	3D Networking™ scaling technology for application processing scaling
High Availability
•	1:1 system redundancy with internal failover communication through backplane extension cable
Operating System
•	Linux 2.4 hardened

•	BiviOSTM and APIs for system interface
Hardware Features
•	Network Processing Card (NPC): 5 Gb/s Network Processor + 2 Application Processing CPUs + 1 Control CPU

•	Application Processing Card (APC): 4 Application Processing CPUs

•	Dual 8 Gb/s channel backplane

•	Two SCSI mass-storage bays

•	RAID-1 capabilities

•	1 GB memory per application CPU, expandable to 2 GB per CPU
Network Interfaces
•	Two network interface module slots

•	Supporting modules:
-	4-port 10/100/1000 Ethernet + optional Fiber port NIM (only 4 ports active simultaneously)

-	4-port 1 GE Fiber NIM

-	4-port 10/100/1000 Ethernet NIM with hardware bypass capability
Dimensions, Power & Operating Conditions:
•	2-RU height

•	Standard 19” and 23” rack mountable

•	Dual redundant power supply (100-240V, 50-60Hz)

•	Power: 460W nominal

•	Operating Temperature: 0-40C (32-104F)

•	Relative Humidity: 10%-90% non-condensing

EXHIBIT A-2
Volume Discount Schedule
The following table details the per-Unit discount schedule. The Unit Number for a given Unit refers to the aggregate number of Units Ordered from the beginning of the then-current calendar quarter through the end of such calendar quarter. ***

EXHIBIT A-3
***

EXHIBIT B
Lead Times

Part Number	Lead Time
SF-1-B2000P-1APC	***
SF-1-B2000P-ST-2APC	***
SF-1-B2000P-1NPC	***
All other Subject Products have lead times ***

EXHIBIT C
Product Support Services
1.	Definitions
1.1	“Level 1 Support” means customer support consisting of the first contact between the customer and the support organization. This level shall include logging the issue, collecting all customer information, and answering all basic questions.

Example scenarios which could be resolved by Level 1 Support include:
•	Requests for Documentation

•	Basic System Questions

•	CLI Usage information
1.2	“Level 2 Support” means customer support consisting of resolving complex product issues that may require engineering support to fully complete the customer inquiry.

Example scenarios which could be resolved by Level 2 Support include:
•	Setup for SNMP

•	Assistance for diagnostic and debugging tools

•	Assistance with complex configuration
1.3	“Level 3 Support” means support consisting of receiving, prioritizing, and creating software bug patches and fixes to resolve customer issues. This support is typically provided upon confirmation that a customer complaint is based upon a code error inherent in the system.
2.	OEM Support Commitments
•	Provide Level 1 Support and Level 2 Support, and remote diagnostics capabilities

•	Have defined procedures to escalate calls to Supplier

•	Have defined list of pre-trained authorized contact engineers (see Section 12.1)

•	Provide and execute software upgrades and maintenance releases

•	Act as customer interface for all Supplier hardware and software warranty issues

•	Establish a technical support lab with representative Supplier equipment and appropriate hardware/software test vehicles

•	Provide an automated call-tracking system

•	Have a technical staff that is knowledgeable in routing protocols, TCP/IP networking, and Linux, and keep the staff trained and current on hardware products and releases

•	24x7 Level 1 Support and Level 2 Support helpdesk coverage

•	Maintain a local spares inventory for Same Day & Next Day support

•	Maintain centralized spares inventory for return to factory support

•	Provide on site technical support for end-users

•	Agree to participate in quarterly business reviews and annual capability audits, and participate in customer satisfaction surveys
3.	Support Process
•	Supplier will provide *** hour coverage in its Technical Assistance Center (“TAC”) Level 3 Support.

•	Supplier Support Contracts include unlimited calls

•	Supplier will provide both phone and electronic mail support ticketing options.

•	Supplier will provide an online Technical Support Web Site.

•	Supplier will provide Onsite Professional Services at a rate of *** + travel and expenses in the event of a serious system defect. This service will be paid by OEM if the cause of the failure is due to OEM products, OEM engineer or customer. If the fault is caused by Supplier Product, there will be no charge.
4.	Support Pricing
•	Units Designated for Resale: Annual Support Contract pricing per unit is *** of OEM system hardware pricing listed in Exhibit A.

•	Units Designated for Internal OEM Use: Annual support costs for OEM internal use is *** of hardware pricing listed in Exhibit A.

Exhibit D
Designated Recipients

Supplier:	Elan Amir
President & CEO
Bivio Networks, Inc.
4457 Willow Road, Suite 100
Pleasanton, CA 94588
Tel: +1-925-924-8613
Fax: +1-925-924-8652
Email: eamir@bivio.net

OEM:	Sourcefire, Inc
9212 Berger Road, Suite 200
Columbia, MD 21046
Attn: General Counsel
Tel +1-410-423-1900
Fax: +1-410-290-0024
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Exhibit E
Sourcefire’s
NETWORK APPLIANCE PURCHASE AND LICENSE AGREEMENT
This is a legal agreement (“Agreement”) between you, the party purchasing products, and Sourcefire Inc., a corporation having offices at 9212 Berger Road, Suite 200, Columbia, MD 21046 (“Sourcefire”). This Agreement is part of a package that includes one or more network appliance machines and associated Software (defined below) and certain electronic and/or written materials. This Agreement covers your permitted use of the Network Appliance (defined below) and Software. BY CLICKING BELOW YOUR ACCEPTANCE OF THIS AGREEMENT YOU ACKNOWLEDGE THAT YOU HAVE READ ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT, UNDERSTAND THEM, AND AGREE TO BE LEGALLY BOUND BY THEM. If you do not agree with the terms of this Agreement, you may not use the Network Appliance or any Software. In such event, promptly return the entire package to the place you obtained it for a full refund. As used in this Agreement, “Network Appliance” means the combination of Sourcefire’s network security products, the Sourcefire Software and any Open Source Software, including the various hardware components and any patches, updates, improvements, additions and other modifications or revised versions that may be provided by Sourcefire from time to time. “Sourcefire Software” means any Sourcefire or other software products or firmware provided by Sourcefire for use with or as part of a Network Appliance or separately therefrom, excluding any and all Open Source Programs. “Open Source Software” means the open source code software programs that are provided to you for use as part of a Network Appliance. “Software” means collectively the Sourcefire Software and the Open Source Software.
1. YOUR PAYMENT OBLIGATIONS. You agree to pay all amounts due or incurred by you, including any late payment fees, as are specified in an invoice provided by Sourcefire or its designated reseller (the “Reseller”). If any authority imposes a duty, tax or similar levy (other than taxes based on Sourcefire’s or its Reseller’s income), you agree to pay, or to promptly reimburse Sourcefire or its Reseller, as applicable, for all such amounts. You are also responsible for paying all shipping charges. Unless otherwise indicated in an invoice, all invoices are payable thirty (30) days from the date of invoice. Overdue amounts are subject to a late payment interest charge, at the lower rate of (i) one percent (1%) per month, or (ii) the maximum legal rate. You agree to promptly pay or reimburse Sourcefire or its Reseller, as applicable, for all costs and expenses, including all reasonable attorneys’ fees, related to any breach of your obligations under this Agreement.
2. TITLE. Subject to the terms and conditions of this Agreement, title, except to the extent the Network Appliance contains or consists of intellectual property rights of Sourcefire or other third parties, and risk of loss to each Network Appliance purchased is transferred to you when the Network Appliance is delivered to Sourcefire’s designated carrier for shipment.
3. GRANT OF SOFTWARE LICENSE. Subject to the terms and conditions of this Agreement, Sourcefire grants to you a nonexclusive, non-transferable license (the “Sourcefire License”) to use the Sourcefire Software as part of the Network Appliance solely for your internal operations and internal security purposes. Such Sourcefire Software may be delivered to you pre-installed on a Network Appliance, on a recorded or fixed media, or downloaded electronically from Sourcefire’s web site. You shall own the magnetic or other physical media upon which the Sourcefire Software is originally or subsequently recorded or fixed, but Sourcefire or Sourcefire licensors retain all title, copyright and other intellectual proprietary rights in, and ownership of, the Sourcefire Software regardless of the media upon which the original or any copy may be recorded or fixed. Any rights in Software not granted herein are expressly reserved by Sourcefire. Any rights in Software not granted herein are expressly reserved bySourcefire or Sourcefire licensors.
4. OPEN SOURCE TERMS. You acknowledge that each Open Source Program is distributed under the Open Source Program license applicable to such Open Source Program, and only such license, and this Agreement in no ways supplements or detracts from any term or conditions of such open source license agreement (the “Open Source License”). Notwithstanding anything to the contrary in this Agreement, you agree and acknowledge that the rights attached to any Open Source Programs provided hereunder are separate from and do not depend on the Open Source Programs being part of the Software or Network Appliance.
5. SCOPE OF USE. Except to the extent allowed under the applicable Open Source License, the Software may only be used by you with the Network Appliance for which the Software is provided and registered for use. If any Software is provided on separate media (e.g., a CD-ROM), you may make a reasonable number of copies solely for internal backup purposes.
6. NO REVERSE ENGINEERING, OTHER RESTRICTIONS. Except to the extent allowed under the applicable Open Source License, you shall not directly or indirectly: (i) sell, lease, redistribute or transfer any of the Software; (ii) modify, translate, reverse engineer (except to the limited extent permitted by law), decompile, disassemble, create derivative works based on, sublicense, or distribute any of the Software; (iii) rent or lease any rights in any of the Software in any form to any person; (iv) use any Software for the benefit of any third parties (e.g., in an ASP, outsourcing or service bureau relationship) or in any way other than in its intended manner; (v) remove, alter or obscure any proprietary notice, labels, or marks on the hardware components of the Network Appliance or any Software; or (vi) disable or circumvent any access control or related device, process or procedure established with respect to the Network Appliance, including any Software or any other part thereof. You are responsible for all use of the Network Appliance (including any Software) and for compliance with this Agreement; any breach by you or any user shall be deemed to have been made by you.
7. INTELLECTUAL PROPERTY. Unless otherwise expressly stated herein, this Agreement does not transfer to you any title or any ownership right or interest in any Software or in any intellectual property rights in the Network Appliance. You acknowledge that the Software is owned by Sourcefire and its licensors, and that the Software and Network Appliance contain, embody and are based on patented or patentable inventions, trade secrets, copyrights and other intellectual property rights owned by Sourcefire and its licensors.
8. TECHNICAL SUPPORT. You may obtain technical support by separately enrolling in Sourcefire’s maintenance and support plan (the “Support Plan” see http://www.sourcefire.com/services/support.html) by paying Sourcefire the then-applicable annual maintenance and support fee. A copy of the terms of the current Support Plan is located at https://support.sourcefire.com/Support- T&C.pdf.
9. CONFIDENTIALITY. As used herein, “Confidential Information” means any non-public technical or business information of Sourcefire (or its licensors), including without limitation, any information, relating to Sourcefire’s techniques, algorithms, software, know-how, current and future products and services, research, engineering, designs, financial information, procurement requirements, manufacturing, customer lists, business forecasts, marketing plans and information, the terms and conditions of this Agreement, and any other information of Sourcefire (or its licensors) that is disclosed in writing to you or that is disclosed orally and is identified as “Confidential” at the time of disclosure. You will take all reasonable measures to maintain the confidentiality of Sourcefire’s Confidential Information, but in no event less than the measures you use to protect your own confidential information. You will limit the disclosure of Sourcefire’s Confidential Information to your employees with a bona fide need to access such Confidential Information in order to exercise your rights and obligations under this Agreement; provided that all such employees are bound by a written non-disclosure agreement that contains restrictions at least as protective as those set forth herein. You agree that Sourcefire will suffer irreparable harm in the event that you breach any obligations under this Section 9 and that monetary damages will be inadequate to compensate Sourcefire for such breach. In the event of a breach or threatened breach of any of the provisions of this Section 9, Sourcefire, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction in order to prevent or to restrain any such breach.
10. WARRANTY AND DISCLAIMER. Sourcefire warrants that, for a period of ninety (90) days from the date of initial shipment of the Network Appliance (the “Software Warranty Period”), the unmodified Software will, under normal use, substantially perform the functions described in its Documentation. “Documentation” means Sourcefire’s release notes or other similar instructions in hard copy or machine readable form supplied by Sourcefire to you that describes the functionality of the Network Appliance and/or Software purchased or licensed hereunder. Sourcefire warrants that for a period of one (1) year from shipment (the “Hardware Warranty Period”) the unmodified hardware portions of the Network Appliance will, under normal use, be free of substantial defects in materials and workmanship. Any and all Open Source Programs provided under this Agreement are provided “AS IS”. THE FOREGOING EXPRESS WARRANTIES REPLACE AND ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS BY THE PARTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED OR OTHER WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT. YOU ACKNOWLEDGE AND AGREE THAT THE NETWORK APPLIANCE AND THE SOFTWARE ARE DESIGNED TO BE TOOLS TO ASSIST YOU IN YOUR SECURITY PROGRAMS; SOURCEFIRE MAKES NO WARRANTY THAT ANY NETWORK APPLIANCE OR ANY SOFTWARE WILL OPERATE ERROR-FREE, FREE OF ANY SECURITY DEFECTS OR IN AN UNINTERRUPTED MANNER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ALL OPEN SOURCE PROGRAMS ARE PROVIDED “AS IS” WITHOUT ANY WARRANTY WHATSOEVER. THE WARRANTY MADE BY SOURCEFIRE MAY BE VOIDED BY ABUSE OR MISUSE.

11. EXCLUSIVE REMEDY. Sourcefire’s sole obligation and liability, and your sole and exclusive remedy under the warranties set forth in Section 10 shall be for Sourcefire to use commercially reasonable efforts to remedy the problem, or to replace the defective product, provided that Sourcefire is notified in writing of all warranty problems during the applicable warranty period.
12. LIMITATION OF LIABILITY. IN NO EVENT WILL SOURCEFIRE’S AGGREGATE LIABILITY (INCLUDING, BUT NOT LIMITED TO, LIABILITY FOR NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, MISREPRESENTATION AND OTHER CONTRACT OR TORT CLAIMS) ARISING FROM OR RELATED TO THIS AGREEMENT, OR THE USE OF THE NETWORK APPLIANCE OR SOFTWARE, EXCEED THE AMOUNT OF FEES YOU PAID TO SOURCEFIRE OR ITS RESELLER UNDER THIS AGREEMENT FOR THE NETWORK APPLIANCE THAT GIVES RISE TO SUCH LIABILITY.
13. EXCLUSION OF OTHER DAMAGES. UNLESS OTHERWISE PERMITTED HEREUNDER, UNDER NO CIRCUMSTANCES SHALL SOURCEFIRE OR ANY OF ITS SUPPLIERS OR LICENSORS BE LIABLE FOR ANY OF THE FOLLOWING: (I) THIRD PARTY CLAIMS; (II) LOSS OR DAMAGE TO ANY SYSTEMS, RECORDS OR DATA, OR LIABILITIES RELATED TO A VIOLATION OF AN INDIVIDUAL’S PRIVACY RIGHTS; OR (III) INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, RELIANCE, OR COVER DAMAGES (INCLUDING LOST PROFITS AND LOST SAVINGS), IN EACH CASE EVEN IF SOURCEFIRE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. YOU ARE SOLELY RESPONSIBLE AND LIABLE FOR VERIFYING THE SECURITY, ACCURACY AND ADEQUACY OF ANY OUTPUT FROM THE SOFTWARE AND ANY NETWORK APPLIANCE, AND FOR ANY RELIANCE THEREON.
14. INTELLECTUAL PROPERTY INDEMNITY. Sourcefire will defend any action brought against you to the extent that it is based upon a claim that the Sourcefire Software as provided by Sourcefire to you under this Agreement infringes any existing U.S. patent or copyright. Sourcefire will pay any costs, damages and reasonable attorneys’ fees attributable to such claim that are finally awarded against you in such action. Sourcefire’s obligations under this Section 14 are contingent upon: (i) you giving prompt written notice to Sourcefire of any such claim; (ii) you allowing Sourcefire to control the defense and any related settlement of any such claim; and (iii) you furnishing Sourcefire with reasonable assistance in the defense of any such claim, so long as Sourcefire pays your reasonable out-of-pocket expenses. This indemnity obligation does not extend to any Open Source Programs. If your use of the Network Appliance hereunder is, or in Sourcefire’s opinion is likely to be, enjoined due to the type of claim specified in this section, then Sourcefire may, at its sole option and expense: (i) procure for you the right to continue using such Network Appliance under the terms of this Agreement; or (ii) replace or modify such Network Appliance so that it is non-infringing and substantially equivalent in function to the enjoined Network Appliance. Sourcefire will have no obligation for any claim of infringement to the extent that it results from: (i) modifications to the Network Appliance made other than by Sourcefire; or your failure to use updated or modified Network Appliances provided by Sourcefire to avoid a claim of infringement or misappropriation.
15. VERIFICATION. You agree that Sourcefire or its designee shall have the right to periodically conduct on-site audits of your use of the Network Appliance and the Software.

These audits will be conducted during regular business hours, and Sourcefire will make reasonable efforts to minimize interference with your regular business activities. Alternatively, Sourcefire may request that you complete a self-audit questionnaire in a form provided by Sourcefire. If an audit reveals unlicensed use of the Software, you agree to promptly order and pay for sufficient licenses to permit all usage disclosed.
16. LEGAL COMPLIANCE; RESTRICTED RIGHTS. You shall be responsible for, and agree to comply with, all applicable laws, statutes, ordinances, regulations and other types of government authority (including without limitation the laws and regulations governing export control, unfair competition, anti-discrimination, false advertising, privacy and data protection, and publicity) (“Laws”). Without limiting the foregoing, you agree to comply with all U.S. export Laws and applicable export Laws of your locality (if you are not in the United States), and you further agree not to export any Network Appliances, Software or other materials provided by Sourcefire without first obtaining all required authorizations or licenses. The Network Appliance and the Software provided to the United States government are provided with only “LIMITED RIGHTS” and “RESTRICTED RIGHTS” as defined in FAR 52.227-14 if the commercial terms are deemed not to apply.
17. GOVERNING LAW; ARBITRATION. This Agreement shall be governed in all respects by the laws of the State of New York, USA, without regard to choice-of-law rules or principles. You expressly agree with Sourcefire that this Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods. Except for instance where equitable relief is permitted under this Agreement, any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or the breach thereof, (herein “dispute”) shall be submitted to the chief operating officer (or equivalent) of each party (or their designee) for a good faith attempt to resolve the dispute. The position of each party shall be submitted, and the individuals promptly thereafter shall meet at a neutral site. If the parties are unable to reach agreement within fifteen (15) days following such meeting, then any dispute which has not been resolved within said fifteen (15) days by good faith negotiations between the parties shall be resolved at the request of either party by final and binding arbitration. Arbitration shall be conducted in Washington, D.C., by three (3) arbitrators. The arbitrators shall be knowledgeable in the commercial aspects of software licensing, open source licensing, Internet applications, networking, network security, technical consulting services and copyright and patent law and otherwise in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Each party shall select one arbitrator within fifteen (15) days after the receipt by the noticed party of the demand for arbitration delivered in the manner set forth herein for providing notice to the parties. The two arbitrators selected thereby shall promptly select the third arbitrator in accordance with this Section 17. If the initial two arbitrators are not selected by the parties within said fifteen (15) days, then the American Arbitration Association shall select the arbitrators. The arbitrators shall make detailed written findings to support their award. The arbitrators shall render their decision no more than sixty (60) days after the parties finally submit the claim, dispute or controversy to the panel. Judgment upon the arbitration award may be entered in any court having jurisdiction.
18. SEVERABILITY. If any provision of this Agreement is held to be illegal or unenforceable for any reason, then such provision shall be deemed to be restated so as to be enforceable to the maximum extent permissible under law, and the remainder of this Agreement shall remain in full force and effect.
19. FORCE MAJEURE. Neither Party shall be liable for any delay or failure due to a force majeure event and other causes beyond its reasonable control. This provision shall not apply to your payment obligations.
20. NOTICES. Any notices under this Agreement to Sourcefire will be personally delivered or sent by certified or registered mail, return receipt requested, or by nationally recognized overnight express courier, to the address specified herein or such other address as Sourcefire may specify in writing. Such notices will be effective upon receipt, which may be shown by confirmation of delivery. All notices to Sourcefire shall be sent to the attention of General Counsel (unless otherwise specified by Sourcefire)
21. ASSIGNMENT. You may not assign or otherwise transfer this Agreement without Sourcefire’s prior written consent. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party if a majority of its outstanding voting capital stock is sold to a third party, or if it sells all or substantially all of its assets or if there is otherwise a change of control. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and permitted assigns.
22. FURTHER ASSURANCES. You agree, at Sourcefire’s request and reasonable expense, to provide reasonable assistance and cooperation to Sourcefire and its designees, and to give testimony and execute documents and to take such further acts reasonably requested by Sourcefire to acquire, transfer, maintain, perfect, and enforce Sourcefire’s intellectual property rights as described in this Agreement. To the extent you fail to do so, you appoint Sourcefire’s officers as your attorney in fact to execute documents on your (and your personnel’s), successors’ and assigns’ behalf for this limited purpose.
23. GENERAL. This Agreement is the parties’ complete agreement regarding its subject matter, superseding any prior oral or written communications. Under no circumstances will the terms of any purchase order issued by you control or otherwise negate the terms set forth in this Agreement. Amendments or changes to this Agreement must be in mutually executed writings to be effective. Sections 1, 2, 6, 7, 9-15, 15-23, and all warranty disclaimers and use restrictions shall survive the termination or expiration of this Agreement. The parties are independent contractors for all purposes under this Agreement.

Copyright 2003 — 2005, Sourcefire, Inc. All rights reserved. Sourcefire is registered trademark of Sourcefire, Inc. All other trademarks on this appliance are property of their respective owners.